Atlantis Aquafarm, Inc.
175 27th Street,
Brooklyn, NY 11032


Gentlemen:

     We refer to the Registration Statement on Form SB-2 (Commission File No. ___-NY) and all amendments thereto (the "Registration Statement") filed by Atlantis Aquafarm, Inc., a New York corporation (the "Company"), with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issue and sale in a public offering of 300,000 Units (the "Units"), each consisting of one share (the "Unit Shares") of Common Stock, $.001 par value (the "Common Stock"), and one Class A Warrant (the "Class A Warrants") to purchase one share of Common Stock and one Class B Warrant (the "Class B Warrants" and together with the Class A Warrants, the "Warrants"), which number of Units includes 600,000 shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"). Terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

     As the basis for the opinion hereinafter expressed, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have considered necessary or advisable for the purpose of this opinion. We have relied as to factual matters on certificates or other documents furnished by the Company or its officers and directors and by governmental authorities and upon such other documents and data as we have deemed appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have not independently verified such information and assumptions.

     We are members of the bar of the State of New York and do not herein express any opinion as to any law other than the laws of the State of New York.

     Subject to the foregoing and based on such examination, we are of the opinion that (i) the Unit Shares have been duly authorized and, assuming the due execution and delivery of the certificates for the Unit Shares against payment therefore, will be validly issued, validly paid and nonassessable; (ii) the Units and the Warrants have been duly authorized and assuming due execution and delivery thereof, will be validly issued; and (iii) the Warrant Shares have been duly authorized and, upon delivery and payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

     We consent to the filling of this opinion as an exhibit to the Registration Statement and to the reference made to our firm which appears in the Prospectus constituting a part thereof under the caption "LEGAL MATTERS". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very Truly Yours,


                                          Chambers Davidson, L.L.P.